Exhibit 5.9

30 June 2009

Teck Resources Limited Suite 3300 – 5- Burrard Street Vancouver, British Columbia Canada V6C 0B3	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	441 299 4965 graham.collis@conyersdillandpearman.com GBC/dhm/116419/288405/CorpDocs

Dear Sirs,

Teck Base Metals Ltd.

Teck Financial Corporation Ltd.

Exchange Offer of US$4,225,000,000 Senior Secured Notes

We have acted as special legal counsel in Bermuda to Teck Base Metals Ltd. and Teck Financial Corporation Ltd. (collectively, the “Bermuda Guarantors”) in connection with a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “Commission”) on June 30, 2009 (the “Registration Statement” , which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of US$4,225,000,000 aggregate principal amount of senior secured notes of Teck Resources Limited (“Teck”) comprising US$1,315,000,000 9.75% Senior Secured Notes due 2014, US$1,060,000,000 10.25% Senior Secured Notes due 2016 and US$1,850,000,000 10.75% Senior Secured Notes due 2019 (together, the “Notes”), fully and unconditionally guaranteed by the Bermuda Guarantors and certain other subsidiaries of Teck, pursuant to an exchange offer by Teck for a like principal amount of Teck’s outstanding 9.75% Senior Secured Notes due 2014, 10.25% Senior Secured Notes due 2016 and 10.75% Senior Secured Notes due 2019, fully and unconditionally guaranteed by the Bermuda Guarantors and certain other subsidiaries of Teck, that have not been registered under the Securities Act.

For the purposes of giving this opinion, we have examined facsimile copies of the following documents:

(1)	the Registration Statement;

(2)	a form of the Notes;

(3)	13 Guarantees each dated May 8, 2009 entered into by the Bermuda Guarantors guaranteeing the Notes;

(4)	an Indenture dated as of 8th May 2009 and supplemented as of June 25, 2009 between the Bermuda Guarantors, Teck, the other guarantors party thereto and The Bank of New York Mellon, as trustee; and

(5)	a Registration Rights Agreement dated as of 8th May 2009 between the Bermuda Guarantors, Teck, the other guarantors party thereto and those persons whose names are set out in Schedule 1 hereto.

The documents listed in items (1) through (5) above are herein sometimes collectively referred to as the “Documents” (which term, unless otherwise indicated, does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit, annex or schedule thereto).

We have also reviewed the memorandum of association and the bye-laws of each of the Bermuda Guarantors, each certified by the Secretary of the Bermuda Guarantors on 30th June 2009, minutes of meetings of each of their boards of directors certified by Secretary of each of the Bermuda Guarantors on 30th June 2009 (the “Minutes”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the capacity, power and authority of each of the parties to the Documents, other than the Bermuda Guarantors, to enter into and perform its respective obligations under the Documents, (d) the due execution and delivery of the Documents by each of the parties thereto, other than the Bermuda Guarantors (e) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (f) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Documents which are expressed to be governed by such Foreign Laws in accordance with their respective terms, (i) the validity and binding effect under the Foreign Laws of the submission by the Bermuda Guarantors pursuant to the Documents to the jurisdiction of a competent United States federal or state court located in New York (the “Foreign Courts”), (j) that on the date of entering into the Documents the Bermuda Guarantors are and after entering into the Documents will be able to pay their liabilities as they become due.

The obligations of the Bermuda Guarantors under the Documents (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter (except that Teck’s counsel, Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on this opinion in connection with the issuance of its opinion letter in connection with the transactions contemplated by the Documents).

On the basis of and subject to the foregoing, we are of the opinion that:

1.	The Bermuda Guarantors are duly incorporated and validly existing under the laws of Bermuda in good standing (meaning solely that they have not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make them liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda) and have the necessary corporate power and authority to carry on their business and to own, lease and operate their properties and assets as described in the Registration Statement.

2.	The Bermuda Guarantors have the necessary corporate power and authority to enter into and perform their obligations under the Documents. The execution and delivery of the Documents by the Bermuda Guarantors and the performance by the Bermuda Guarantors of their obligations thereunder will not violate the memorandum of association or bye-laws of the Bermuda Guarantors or any applicable law, regulation, order, decree or judgement in Bermuda.

3.	The Bermuda Guarantors have taken all corporate action required to authorise their execution, delivery and performance of the Documents. The Documents (other than the Notes) have been duly executed and delivered by or on behalf of the Bermuda Guarantors, and constitute the legal, valid and binding obligations of the Bermuda Guarantors in accordance with the terms thereof.

4.	No consent, approval, authorization, order, registration or qualification of or with any court, arbitrator, or governmental or regulatory authority of Bermuda is required for the execution, delivery and performance by the Bermuda Guarantors of the Documents, or for compliance by the Bermuda Guarantors with the terms of the Documents, or for the consummation of the transactions contemplated by the Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ CONYERS DILL & PEARMAN
CONYERS DILL & PEARMAN

SCHEDULE 1

J.P. Morgan Securities Inc.

Banc of America Securities LLC

Citigroup Global Markets Inc.

BMO Capital Markets Corp.

CIBC World Markets Corp.

RBC Capital Markets Corporation

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

RBS Securities Inc.

Scotia Capital (USA) Inc.

TD Securities (USA) LLC